EXHIBIT 99.2

ASSET PURCHASE AGREEMENT

by and among

ADDUS HEALTHCARE (SOUTH CAROLINA), INC.

as the Purchaser,

ADVANTAGE HEALTH SYSTEMS, INC.,

as the Company,

PAUL MITCHELL, AS THE SELLER REPRESENTATIVE

AND

THE SELLERS SET FORTH ON EXHIBIT A HERETO

Dated as of July 26, 2010

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-ii-

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LIST OF EXHIBITS

Exhibit A	Sellers
Exhibit B	Form of Opinion of Company Counsel
Exhibit C	Form of Bill of Sale
Exhibit D	Form of Assignment and Assumption Agreement
Exhibit E	Form of Certificate of Non-Foreign Status
Exhibit F	Form of Earn-Out Agreement
Exhibit G	Form of Confidentiality, Non-Competition and Non-Solicitation Agreement
Exhibit H	Form of Lease Agreement
Exhibit I	Form of Opinion of Purchaser Counsel
Exhibit J	Accredited Investor Questionnaire

LIST OF SCHEDULES

Schedule 2.2(j)	Automobiles
Schedule 2.3	Excluded Assets
Schedule 2.4(b)	Assumed Payroll Liabilities
Schedule 3.3	Purchase Price Allocation
Schedule 4.1(a)	Qualifications to Do Business
Schedule 4.3	Governmental Entity Consents
Schedule 4.4(a)	Real Property
Schedule 4.5	Title to Assets
Schedule 4.6	Financial Statements
Schedule 4.7	Undisclosed Liabilities
Schedule 4.8	Certain Changes
Schedule 4.9(a)	Legal Proceedings
Schedule 4.9(b)	Criminal Sanctions, etc.
Schedule 4.10(a)	Compliance with Law
Schedule 4.10(b)	Claims under Medical Reimbursement Programs
Schedule 4.10(c)	Health Care Regulatory Proceedings
Schedule 4.10(d)	Medicare and Related Laws
Schedule 4.10(e)	Health Care Information Laws
Schedule 4.10(g)	Health Care Providers
Schedule 4.11	Company Contracts
Schedule 4.12(a)	Insurance Policies
Schedule 4.12(b)	Contracts with Insurance Requirements
Schedule 4.13	Environmental, Health and Safety Matters
Schedule 4.14	Intellectual Property
Schedule 4.15	Transactions with Affiliates
Schedule 4.17	Payor Relations
Schedule 4.18(a)	Employee Benefit Plans
Schedule 4.18(c)	Employee Wage and Hours Matters
Schedule 4.18(e)	Workers’ Compensation
Schedule 4.19	Permits

-iv-

Schedule 4.20	Brokers, Finders and Investment Bankers Employed by the Company
Schedule 4.21(a)	Tax Returns
Schedule 4.21(d)	Taxable Years Audited and Assessments
Schedule 5.3	Brokers, Finders and Investment Bankers Employed by the Sellers

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 26, 2010, is made and entered into by and among Addus HealthCare (South Carolina), Inc., a Delaware corporation (the “Purchaser”), Advantage Health Systems, Inc., a South Carolina corporation (the “Company”), Paul Mitchell, as the Seller Representative (the “Seller Representative”) and each of the persons identified as “Sellers” set forth on Exhibit A hereto (each, a “Seller”, and collectively, the “Sellers”). The Purchaser, the Company, the Seller Representative and the Sellers are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

A. The Company is a certified home health care agency that conducts the Business in South Carolina and Georgia.

B. The Parties desire to enter into this Agreement pursuant to which the Company proposes to sell to the Purchaser, and the Purchaser proposes to purchase from the Company, certain of the assets used or held for use by the Company in the conduct of the Business as a going concern, and the Purchaser proposes to assume certain of the liabilities and obligations of the Company (the “Acquisition”).

C. The Sellers own all of the outstanding capital stock of the Company in the manner set forth on Exhibit A hereto.

D. The Parties desire to make certain representations, warranties and agreements in connection with the Acquisition.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions.

(a) The following Terms, as used herein, have the following meanings:

“Accounts Payable” means monies owed to vendors for goods and services received that are not yet paid.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Business” means providing home care and skilled and unskilled home health services in South Carolina and Georgia including personal care, homemaker, chore, respite, nursing, therapy and other home care services to qualified individuals under any applicable Medicare, Medicaid and State Health Care Program as well as any other in-home services programs currently in place or that may be contracted with or adopted in the future and in compliance with the applicable Medicare, Medicaid, South Carolina or Georgia statutes.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York.

“Central Midlands Matter” means the appeal of the Contract for Services Provision by and between Central Midlands Council on Governments and the Company, dated July 1, 2009.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Market Price” means the average closing price on The Nasdaq Global Market of Common Stock for the three (3) most recent trading days preceding the Closing Date; provided, however, the Common Stock Market Price shall not be less than $5.00 and shall not exceed $7.00.

“Company Employee Benefit Plan” means each plan, fund, program, agreement or arrangement (i) with respect to which the Company has any liability, whether actual or contingent, direct or indirect and (ii) which provide employee benefits or for the remuneration, direct or indirect, of employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of the Company or any Person that together with the Company would be a single employer within the meaning of Section 414 of the Code (whether written or oral), including, without limitation, each “welfare” plan (within the meaning of Section 3(1) of ERISA) and each “pension” plan (within the meaning of Section 3(2) of ERISA).

“Contract” means any written or oral contract, Permit, loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement, instrument, concession, franchise or license.

“Earn-Out Agreement” means that certain Earn-Out Agreement, dated as of the date hereof, by and among the Purchaser, the Company, the Seller Representative and the Sellers, in substantially the form attached as Exhibit F hereto.

“Effective Time” means 12:01 a.m. on the day prior to the date hereof.

“Employee Advance” means any cash advance by the Company to any employee of the Company.

“Environmental Laws” means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or any agreement with any Governmental Entity or other third party, whether now or hereafter in effect, relating to the environment, human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Equity Interests” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether voting or nonvoting) of capital stock, including each class of common stock and preferred stock of such Person, and (ii) with respect to any Person that is not a corporation, any and all general partnership interests, limited partnership interests, membership or limited liability company interests, beneficial interests or other equity interests of or in such Person (including any common, preferred or other interest in the capital or profits of such Person, and whether or not having voting or similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Federal Health Care Program” shall have the meaning given in 42 U.S.C. § 1320a-7b(f), as amended.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state or local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (including, without limitation, regulatory authorities, carriers, intermediaries or other instrumentalities administering Federal Health Care Programs).

“Hazardous Materials” mean any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products or any constituent of any such substance or waste, the use, handling or disposal of which by the Company is in any way governed by or subject to any applicable Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and any rules or regulations promulgated thereunder.

“Intellectual Property” means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, URL, domain name, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

“Knowledge” of any Person means (a) the actual knowledge of such Person and (b) that knowledge which should have been acquired by such Person after making such due inquiry and exercising such due diligence as a prudent businessperson would have made or exercised in the management of his or her business affairs, including due inquiry of those officers, directors, key employees and professional advisers (including attorneys, accountants and consultants) of such Person who could reasonably be expected to have actual knowledge of the matters in question.

“Law” means any law (both common and statutory law and civil and criminal law), treaty, convention, rule, directive, legislation, ordinance, regulatory code (including, without limitation, statutory instruments, guidance notes, circulars, directives, decisions, rules and regulations) or similar provision having the force of law or an Order of any Governmental Entity or any self regulatory organization.

“Liability” means any actual or potential liability or obligation (including as related to Taxes), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, easement, reservation, cloud, servitude, right of way, option, right of first refusal, community property interest, equitable interest, restriction of any kind, conditional sale or other title retention agreement, any agreement to provide any of the foregoing and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money, whether imposed Contract, Law, equity or otherwise, or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means any state of facts, change, event, effect or occurrence (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate, is or may be reasonably likely to be materially adverse to the Company’s near-term or long-term projected business, financial condition, results of operations, prospects, properties, assets or Liabilities (including, without limitation, contingent Liabilities) or the Assets taken as a whole. A Material Adverse Effect shall also include any state of facts, change, event or occurrence that shall have occurred or been threatened that (when taken together with all other adverse state of facts, changes, events, effects or occurrences that have occurred or been threatened) is or would be reasonably likely to prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

“Medical Reimbursement Program” means all private and government reimbursement programs to which the Company participates, including, as applicable, health maintenance organizations, preferred provider organizations, other managed care plans, Medicare, Medicaid and all other programs that qualify as a Federal Health Care Program or State Health Care Program.

“Mitchell” means Paul Mitchell.

“Orders” means judgments, writs, decrees, compliance agreements, injunctions or judicial or administrative orders and legally binding determinations of any Governmental Entity or arbitrator.

“Other Sellers” means Kimberly Aiken Cockerham and Henry Motes.

“Ownership Percentage”, as to each Seller, means that percentage set forth opposite such Seller’s name on Exhibit A under the column labeled “Ownership Percentage”.

“Permits” means all permits, licenses, authorizations, filings or registrations, franchises, approvals, certificates (including certificates of need, accreditations, Home Health licenses and certification and Medicare, Medicaid and state licenses, waivers and certification and safety certificates), exemptions, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable, (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent and (iii) zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (A) interfere in any material respect with the present use of or occupancy of such parcel by the Company, (B) have more than an immaterial effect on the value thereof or their use or (C) would impair the ability of such parcel to be sold for their present use.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Proceedings” means actions, suits, claims, litigations, reviews and investigations and legal, administrative or arbitration proceedings.

“Remittance Advice Amount” means an amount set forth on a remittance advice (whether an Electronic Remittance Advice or Standard Paper Remittance Advice).

“Restricted Business” means Medicaid funded home and community based non-skilled supportive services.

“Restricted Sellers” means Mitchell, Charles Aiken and Valarie Aiken.

“State Health Care Program” shall have the meaning given in 42 U.S.C. § 1320a-7(h), as amended.

“Storage Units” means those certain self-storage units which contain the historical patient and employee files of the Company, the leases for which are identified on Schedule 4.11.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date. For Taxes imposed on a periodic basis, the portion of such Taxes that is payable for the portion of such taxable period ending on the Closing Date shall be the amount of such Tax for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Tax for the preceding period) multiplied by a fraction, the numerator of which is the number of days in the portion of such taxable period ending on such Closing Date and the denominator of which is the number of days in the entire taxable period).

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties, additions to tax or additional amounts associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind whatsoever (whether estimated or not) imposed by any Governmental Entity, whether disputed or not, imposed by any Governmental Entity.

“Tax Return” shall mean any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns, claims for refund and schedules and reports of every kind with respect to Taxes.

“Working Capital Adjustment” shall mean $760,000.

Section 1.2. Other Definitions.

Each of the following terms is defined in the Section set forth opposite such term:

Terms	Section
Acquisition	Recitals
Agreement	Preamble
Arbitrator	2.4(b)
Assets	2.1
Assignment and Assumption Agreement	8.1(d)(ii)
Assumed Contracts	2.2(c)
Assumed Liabilities	2.4(b)
Audited Financial Statements	4.6
Bill of Sale	8.1(d)(i)
Cash Purchase Price	3.1
Charles Aiken Confidentiality Agreement	8.1(d)(vii)
Claims Period	10.5

Closing	Article IX
Closing Date	Article IX
Common Stock	3.1
Company	Preamble
Company Ancillary Documents	4.2
Company Debt	2.5
Company’s Indemnified Parties	10.2
Company’s Losses	10.2
Confidentiality Agreement	8.1(d)(vi)
Credit Agreement	6.6
Current Files	7.14
Earn-Out Consideration	3.1
Employee List	4.18(b)
Exchange Act	6.9
Excluded Assets	2.3
Excluded Liabilities	2.5
Excluded Representations	10.3(b)(i)
Financial Statements	4.6
Historical Files	7.14
Indemnified Party	10.4(a)
Indemnifying Party	10.4(a)
Indemnity Threshold	10.3(a)
Interim Balance Sheet	4.6
Latest Balance Sheet Date	4.5
Lease Agreement	8.1(d)(xii)
Leased Real Property	4.4(a)
Non-Assignable Contracts	7.1
Non-Compete Period	7.4(b)
One Year Non-Compete Period	7.4(b)
Owned Real Property	4.4(a)
Parties	Preamble
Party	Preamble
Patient Roster	8.1(d)(x)
Purchase Price	3.1
Purchaser	Preamble
Purchaser Ancillary Documents	6.2
Purchaser Indemnified Parties	10.1
Purchaser Losses	10.1
Real Property	4.4(a)
Real Property Leases	4.4(a)
Restricted Territory	7.4(a)
SEC	6.9
SEC Filings	5.1(d)
Seller Ancillary Documents	5.1
Seller Representative	Preamble
Sellers	Preamble

Shares	3.1
Three Year Non-Compete Period	7.4(a)
Transfer	7.16
Transfer Taxes	7.7

ARTICLE II

PURCHASE AND SALE

Section 2.1. Agreement to Purchase and Sell.

Subject to the terms and conditions of this Agreement, effective as of the Effective Time and except for the Excluded Assets, the Company will grant, sell, assign, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Company, all right, title and interest of the Company in, to and under the assets, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned or held or used in the conduct of the Business by the Company as the same shall exist as of the Effective Time, and all of the assets of the Business thereafter acquired by the Company (which assets, properties and rights, other than the Excluded Assets, are collectively referred to in this Agreement as the “Assets”), free and clear of all Liens, other than Permitted Liens, and the Purchaser will assume the Assumed Liabilities (as hereinafter defined).

Section 2.2. Assets.

Except as otherwise expressly set forth in Section 2.3, the Assets shall include, without limitation, the following assets, properties and rights of the Company as of the Effective Time:

(a) all deposits, advances and overpayments, including, without limitation, all patient deposits and overpayments relating to the period after the Effective Time or deposits and overpayments related to ongoing patient services deposited prior to the Effective Time and performed and earned after the Effective Time, except that the Assets shall not include any unearned deposits or advance payments related to Medicare, Medicaid, or other insurance;

(b) all furniture, fixtures, equipment and all other tangible assets and personal property;

(c) all rights of the Company under those Contracts (including the provider numbers), to the extent transferable in accordance with applicable Law, set forth on Schedule 4.11 (unless indicated to the contrary thereon) or that are of the type that would have been listed thereon except that they involve payments in an amount less than the applicable amount set forth in Section 4.11 (collectively, the “Assumed Contracts”);

(d) all goodwill, going concern value, patents, patent applications, patent rights, copyrights, copyright applications, URLs, domain names, methods, know-how, software, technical documentation, processes, procedures, inventions, trade secrets, trademarks, trade names, trade dress, logos, fictitious business names (d/b/as), telephone numbers, confidential information, franchises, customer lists, patient lists, patient files, employee files, instructions, marketing materials, advertising records, service marks, service names, registered user names, technology, research records, data, designs, plans, drawings, manufacturing know-how and formulas, whether patentable or unpatentable, and other intellectual or proprietary rights or property of the Business (and all rights thereto and applications therefor), including, without limitation, the Intellectual Property;

(e) all Leased Real Property and all licenses, permits, approvals, qualifications, easements and other rights relating thereto;

(f) all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of the Company;

(g) all Permits, qualifications, product registrations, safety certifications, authorizations or similar rights to the extent that they are assignable, including those Permits set forth on Schedule 4.19;

(h) all information, files, correspondence, records, data, plans, reports, Contracts and recorded knowledge (other than patient and employee files), including customer, supplier, price and mailing lists, and all accounting or other books and records of the Business in whatever media retained or stored, including, without limitation, computer programs and disks;

(i) all other tangible and intangible assets of any kind or description, wherever located, that are (i) carried on the books of the Business or (ii) owned by the Company or the Sellers and related to the Business; and

(j) the automobiles identified by the Certificates of Title attached to Schedule 2.2(j).

Section 2.3. Excluded Assets.

Notwithstanding anything to the contrary set forth in this Agreement, the Assets will not include the following assets, properties and rights of or owned by the Company (collectively, the “Excluded Assets”):

(a) any cash, cash equivalents and marketable securities and all rights to any bank accounts of the Company;

(b) any intercompany notes and any Employee Advance;

(c) all ownership and other rights with respect to the Company Employee Benefit Plans;

(d) all rights of the Company under those Contracts identified on Schedule 4.11 as not being Assumed Contracts, including, specifically, those rights of the Company under the leases for the Storage Units;

(e) any Permit, qualification, registration, certification, authorization or similar right that by its terms is not transferable to the Purchaser, including those indicated on Schedule 4.19 as not being transferable;

(f) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Company, whether arising by way of counterclaim or otherwise;

(g) the charter documents of the Company, minute books, stock ledgers, Tax Returns, books of account and other constituent records relating to the organization of the Company;

(h) tax refunds relating to periods prior the Effective Time;

(i) deposits (other than those deposits related to the Assumed Contracts) except as otherwise provided in Section 2.2(a);

(j) all pre-paid expenses and pre-paid insurance premiums;

(k) all accounts receivable, notes receivable and other receivables and any security therefor (other than patient deposits and overpayments) except as otherwise provided in Section 2.2(a);

(l) patient and employee files, to the extent required by Law to be retained by the Company; and

(m) those specific assets listed on Schedule 2.3.

Section 2.4. Assumed Liabilities.

(a) ANYTHING CONTAINED HEREIN TO THE CONTRARY NOTWITHSTANDING, EXCEPT FOR THE ASSUMED LIABILITIES DESCRIBED IN SECTION 2.4(b), THE PURCHASER SHALL NOT AND THE PURCHASER DOES NOT ASSUME ANY LIABILITIES OF THE COMPANY OR THE SELLERS WHETHER OR NOT ARISING OUT OF OR RELATING TO THE ASSETS OR THE BUSINESS OR ANY OTHER BUSINESS OF THE COMPANY OR THE SELLERS, ALL OF WHICH LIABILITIES SHALL, AT AND AFTER THE EFFECTIVE TIME, REMAIN THE EXCLUSIVE RESPONSIBILITY OF THE COMPANY OR THE SELLERS (AS APPLICABLE).

(b) As the sole exception to the provisions in Section 2.4(a), effective as of the Effective Time, the Purchaser will assume and agree to pay, discharge or perform, as appropriate, (i) all liabilities and obligations of the Company under the Assumed Contracts to the extent such obligations are not required to be performed prior to the Effective Time, are disclosed on the face of such Assumed Contracts (including any amendments or modifications of such contracts) or otherwise in this Agreement and accrue and relate to the operations of the Business subsequent to the Effective Time and (ii) any accrued vacation and sick days, and related payroll Taxes set forth on Schedule 2.4(b), the final amount of which shall not exceed $25,000 and shall be provided by the Company to the Purchaser within seven (7) days of the date of Closing (collectively, the “Assumed Liabilities”). If the Purchaser objects to the Company’s final accrued vacation and sick days and related payroll Taxes by providing written notice within ten (10) days of the Company’s delivery thereof, the parties shall negotiate in good faith to resolve such dispute. If the Purchaser and the Company are unable to reach agreement within thirty (30) days after such notification, the dispute shall be submitted to KPMG LLP (or, in the event

KPMG LLP is unavailable, a third party to be mutually agreed upon by the Purchaser and Seller Representative) (the “Arbitrator”), whose determination shall be (i) in writing, (ii) furnished to the Purchaser and the Company as soon as practicable (and in no event later than 30 days after submission of the dispute to the Arbitrator) and (iii) nonappealable and incontestable by the Purchaser, the Company, the Sellers’ Representative and the Sellers. The fees and expenses of the Arbitrator shall be shared equally by the Purchaser and the Company.

Section 2.5. Excluded Liabilities.

Specifically, and without in any way limiting the generality of Section 2.4, the Assumed Liabilities shall not include, and in no event shall the Purchaser assume, agree to pay, discharge or satisfy, or otherwise have any responsibility for, any Liability (together with all other Liabilities of the Company that are not Assumed Liabilities, the “Excluded Liabilities”):

(a) for any accrued or unaccrued expenses related to the Company’s employees (or former employees), including, without limitation, payroll, payroll Taxes, business expenses, bonus, salary (including, without limitation, salary related to overtime and work-related travel), accrued vacations, fringe, pension or profit sharing benefits or severance pay, other than those expenses set forth on Schedule 2.4(b);

(b) Accounts Payable;

(c) relating to any Liability owed by the Sellers, any other owner or any Affiliate of the Company or the Sellers;

(d) for any Taxes of the Sellers, any other owner, the Company, any Affiliate of the Company or of any other Person imposed on the Company as a transferee or successor by Contract, Law or otherwise attributable to the Assets or the Business;

(e) for any indebtedness (including capital leases, except those for office equipment being used in the Business as of the Effective Time) with respect to borrowed money and notes payable, including any interest or penalties accrued thereon (collectively, the “Company Debt”);

(f) relating to, resulting from or arising out of (i) claims made in pending or future Proceedings or (ii) claims based on violations of Law as in effect on or prior to the Closing, breach of contract, employment practices or environmental, health and safety matters or any other actual or alleged failure of the Company to perform any obligation, in each case arising out of or relating to events which shall have occurred, or services performed, or the operation of the Business prior to the Closing and which do not arise from services performed by Purchaser after the Closing or to Purchaser’s operation of the Business after the Closing;

(g) pertaining to any Excluded Asset, including the Storage Units;

(h) for any Liability or reimbursement obligation to Medicare, Medicaid or any other third party payor arising out of or relating to the operation of the Business for periods prior to the Closing Date;

(i) relating to, resulting from or arising out of any former operations of the Company that have been discontinued or disposed of prior to the Closing;

(j) under or relating to any Company Employee Benefit Plan, if applicable, whether or not such Liability arises prior to or after the Closing Date;

(k) of the Company arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of the Company;

(l) of the Company for any Liabilities resulting from any post-payment reviews; or

(m) any Liabilities that are not Assumed Liabilities.

Such Excluded Liabilities shall include all Proceedings relating to any or all of the foregoing and all costs and expenses in connection therewith.

ARTICLE III

PURCHASE PRICE; ALLOCATIONS

Section 3.1. Purchase Price.

The aggregate amount to be paid for the Assets shall be up to Nine Million One Hundred Thousand Dollars ($9,100,000) (the “Purchase Price”) consisting of (a) Five Million Eight Hundred Sixty Thousand Dollars ($5,860,000) in cash less the Working Capital Adjustment (the “Cash Purchase Price”), (b) up to Two Million Dollars ($2,000,000) in cash payable to the Company subject to the terms and conditions of the Earn-Out Agreement (the “Earn-Out Consideration”) and (c) a number of shares of Addus HomeCare Corporation, a Delaware corporation (“Addus”) common stock, $0.001 par value per share (the “Common Stock”), having an aggregate value (valued at a price per share equal to the Common Stock Market Price) of One Million Two Hundred Forty Thousand Dollars ($1,240,000) (the “Shares”). Certificates representing the Shares shall be issued to the Sellers in such names and proportions as directed by Seller Representative not less than three (3) Business Days prior to the Closing Date. In addition to the foregoing payments, as consideration for the grant, sale, assignment, transfer and delivery of the Assets, the Purchaser shall assume and discharge fully the Assumed Liabilities as such Assumed Liabilities mature according to their terms.

Section 3.2. Payment of Purchase Price; Delivery of Earn-Out Agreement; Shares.

(a) On the Closing Date, the Purchaser shall (i) pay or cause to be paid to the Company an amount equal to the Cash Purchase Price and (ii) deliver the Earn-Out Agreement to the Company.

(b) Not later than four (4) Business Days following the Closing Date, the Purchaser shall deliver stock certificates representing the Shares.

Section 3.3. Allocation of Purchase Price.

The allocation of the Purchase Price (and all other capitalized costs) among the Assets and the non-competition covenants contained in Section 7.4 in accordance with Code Section 1060 and the U.S. Treasury regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate) shall be as set forth on Schedule 3.3. If the Seller Representative does not provide notice within ten (10) Business Days of the date hereof that it objects to Schedule 3.3, Schedule 3.3 shall be become the final purchase price allocation schedule. If the Seller Representative objects in writing to Schedule 3.3 within such 10 Business Day period, Purchaser and the Seller Representative shall use commercially reasonable efforts to resolve their differences. If within thirty (30) days of the date hereof the parties have not resolved such dispute, the parties shall retain the Arbitrator to determine the allocation of Purchase Price. The costs of the Arbitrator shall be divided equally between the Sellers and the Purchaser. The final purchase price allocation schedule (whether agreed to or as resolved by the Arbitrator) shall be conclusive and binding on the parties hereto. The parties, except as required by applicable Law, shall report, act and file Tax Returns in all respects and for all purposes in a manner consistent with such allocation, and shall not take any position before any Governmental Entity that is in any way inconsistent with such allocation. The Company and the Sellers shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as the Purchaser may reasonably request to prepare such allocation.

Section 3.4. Allocation of Certain Items.

With respect to certain expenses incurred with respect to the Assets in the operation of the Business, the following allocations will be made between the Purchaser and the Company:

(a) Taxes. Real and ad valorem property Taxes (or any other Tax that is imposed on a periodic basis) will be apportioned at the Closing based upon the number of days in the taxable period before and after the Effective Time and the amounts set forth in the current Tax bills.

(b) Utilities. Utilities, water and sewer charges will be apportioned based upon the number of Business Days occurring before and after the Effective Time during the billing period for each such charge.

(c) Lease Payments. All lease payments under the Real Property Leases will be apportioned based upon the number of days occurring before and after the Effective Time during the rental period for each such payment.

Appropriate cash payments by the Purchaser, the Company or the Seller Representative (on behalf of the Sellers in accordance with each Seller’s Ownership Percentage), as the case may require, shall be made hereunder from time to time as soon as practicable after the facts giving rise to the obligation for such payments are known in the amounts necessary to give effect to the allocations provided for in this Section 3.4; provided, however, that any payments to be made by the Sellers to the Purchaser may be made by set-off against any Earn-Out Consideration payable to the Company, to the extent payable, up to the aggregate amount of $1,000,000.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS

The Company and each Seller hereby, jointly and severally, represent and warrant to the Purchaser as follows:

Section 4.1. Organization; Ownership.

(a) Organization. The Company is a corporation duly formed and validly existing under the laws of South Carolina and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. The Company is duly qualified or registered as a foreign corporation to transact business under the laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration. The Company and the Sellers have heretofore made available to the Purchaser true, correct and complete copies of the Company’s organizational documents as currently in effect and the Company’s record books with respect to actions taken by the Company’s shareholders, directors or officers, as applicable. Schedule 4.1(a) contains a true and correct list of the only jurisdictions in which the Company is qualified or registered to do business as a foreign corporation. The Company does not own any Equity Interests in any Person.

(b) Ownership. Exhibit A hereto contains a true and complete list of the Ownership Percentage of the Company owned by each Seller. Each Seller is the lawful owner, of record and beneficially, of the shares of capital stock of the Company set forth opposite such Seller’s name on Exhibit A and has good, valid and marketable title to such shares, free and clear of any Liens whatsoever and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto. There has been no change in the ownership of the Company since January 1, 2007.

Section 4.2. Authorization.

The Company has full power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (collectively, the “Company Ancillary Documents”) and to perform its obligations under this Agreement and the Company Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Ancillary Documents by the Company and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of the Company. The board of directors of the Company has approved the execution, delivery and performance of this Agreement and the Company Ancillary Documents and the consummation of the transactions contemplated by this Agreement and by the Company Ancillary Documents. This Agreement and the Company Ancillary Documents have been duly executed and delivered by the Company and constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms.

Section 4.3. Absence of Restrictions and Conflicts.

The execution, delivery and performance of this Agreement and the Company Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Company Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Company Ancillary Documents do not or will not, as the case may be, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any Person the right to terminate, modify or cancel, or otherwise require any action, consent, approval, order, authorization, registration, declaration or filing with respect to (i) any term or provision of the charter documents of the Company, (ii) to the Knowledge of the Company and the Sellers, except as indicated on Schedule 4.11, any Assumed Contract or any other Contract or other instrument applicable to the Company or the Business, (iii) any judgment, decree or order of any court or Governmental Entity or agency to which the Company is a party or by which the Business or any of the Assets are bound or (iv) to the Knowledge of the Company and the Sellers, except as set forth on Schedule 4.3, any Permit, Law or arbitration award of any Governmental Entity or public or regulatory unit, agency or authority applicable to the Company or the Business.

Section 4.4. Real Property.

(a) Schedule 4.4(a) sets forth a complete and accurate list and description of all of the owned real property of the Company (together with all fixtures and improvements thereon, the “Owned Real Property”) and all real property (together with all fixtures and improvements thereon, the “Leased Real Property”) in which the Company has a leasehold interest held under leases, subleases, licenses and/or other types of occupancy agreements (the “Real Property Leases”), including any requirement of consent of the lessor to consummate the transactions contemplated hereby. The Owned Real Property and the Leased Real Property (together, the “Real Property”) constitute all real properties used or occupied by the Company in connection with the Business.

(b) With respect to the Real Property, except as set forth on Schedule 4.4(a):

(i) no portion thereof is subject to any pending condemnation or eminent domain Proceeding or other Proceeding by any public or quasi-public authority and, to the Knowledge of the Company and the Sellers, there is no threatened condemnation or eminent domain Proceeding or other Proceeding with respect thereto;

(ii) the improvements on the Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used;

(iii) with respect to the Leased Real Property, the Company is the owner and holder of all of the leasehold estates purported to be granted by the Real Property Leases, each Real Property Lease is in full force and effect and constitutes a valid and binding obligation of the Company enforceable in accordance with their respective terms and there does not exist under any such Real Property Lease any default or any event which with notice or lapse of time or both would constitute a default;

(iv) there are no Contracts, written or oral, to which the Company is a party, granting to any other party the right of use or occupancy of any portion of the Real Property; and

(v) there are no parties (other than the Company or its lessees disclosed pursuant to paragraph (iii) above) in possession of any portion of the Real Property.

Section 4.5. Title to Assets; Related Matters.

The Assets constitute all of the assets necessary and sufficient to conduct the operations of the Business in accordance with the Company’s past practices and as presently conducted by the Company. Except as set forth in Schedule 4.5, the Company has (and will convey to the Purchaser at the Closing) good and marketable title to the Assets, free and clear of all Liens. To the Knowlege of the Company, all equipment and other items of tangible personal property and assets included in the Assets (a) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, consistent with standards generally followed in the industry, (b) are usable in the regular and ordinary course of business and (c) conform to all applicable Laws, ordinances, codes, rules and regulations applicable thereto. The Company and the Sellers have no Knowledge of any failure of any of the Assets to conform to all applicable Laws, ordinances, codes, rules and regulations applicable thereto, or of any defects or problems with any of the Assets, ordinary wear and tear excepted. No Person other than the Company owns any equipment or other tangible personal property or assets situated on the premises of the Company which are necessary to the operation of the Business, except for the leased items that are subject to personal property leases. Since December 31, 2009 (the “Latest Balance Sheet Date”), the Company has not sold, transferred or disposed of any assets, except for the disposition of obsolete or useless assets and the consumption of assets in the ordinary course of business. There are no developments affecting any of the Assets pending or, to the Knowledge of the Company and the Sellers, threatened, which might materially detract from the value, materially interfere with any present or intended use or adversely affect the marketability of such Assets.

Section 4.6. Financial Statements.

Schedule 4.6 contains true, correct and complete copies of (a) the audited consolidated balance sheets of the Company as of December 31, 2007, 2008 and 2009, and the related audited consolidated statements of income, changes in stockholders’ equity and cash flow for the fiscal years ended December 31, 2007, 2008 and 2009, together with the reports thereon of Elliott Davis, independent certified public accountants (collectively, the “Audited Financial Statements”) and (b) an unaudited consolidated balance sheet of the Company as of May 31, 2010 and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flow for the five (5) months then ended (the “Interim Balance Sheet”, and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (i) have been prepared from the books and records of the Company, (ii) fairly present the consolidated financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated, subject, in the case of the Interim Financial Statements, to typical year-end and/or audit adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Interim Balance Sheet) and (iii) have been prepared in accordance with GAAP applied on a consistent basis (except for the absence of footnotes, disclosures and typical year-end and/or audit adjustments, none of which, if reflected, would be material).

Section 4.7. No Undisclosed Liabilities.

Except as set forth on the Latest Balance Sheet, the Company has no Liabilities, except for (i) the Liabilities set forth on Schedule 4.7; (ii) Liabilities that have arisen since the Latest Balance Sheet Date in the ordinary course of business (provided that there is no such Liability that is material that relates to breach of Contract, breach of warranty, tort, infringement, violation of Law, Order or Permit, or any Proceeding (including any Liability under any Federal Health Care Program), in each case as in effect on or before the Closing Date); and (iii) Liabilities disclosed in this Agreement or any Schedule to this Agreement. Except as set forth on Schedule 4.7, the Company has not, either expressly or by operation of Law, assumed or undertaken any material Liability of any other Person.

Section 4.8. Absence of Certain Changes.

Since the Latest Balance Sheet Date and except as set forth in Schedule 4.8, there has not been (i) any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect, (ii) any damage, destruction, loss or casualty to property or assets of the Business, whether or not covered by insurance, (iii) any sale, transfer, license, pledge, mortgage or other disposal of tangible or intangible assets by the Company, (iv) any violation by the Company of any Laws related to any Federal Health Care Program, (v) any change in any of the accounting (and Tax accounting) policies, practices or procedures of the Company or (vi) any Contract for the Company to take any of the actions specified in this Section 4.8.

Section 4.9. Legal Proceedings.

(a) Except as set forth in Schedule 4.9(a), there are no Proceedings (or any basis therefor) pending or, to the Knowledge of the Company and the Sellers, threatened against, relating to or involving the operation of the Business, the Assets or the Assumed Liabilities. The Company has delivered or made available to the Purchaser true, correct and complete copies of all material documents and correspondence relating to such matters required to be referred to in Schedule 4.9(a).

(b) Except as set forth in Schedule 4.9(b), there are no Proceedings that (i) resulted in any criminal sanctions or (ii) within the last three (3) years, resulted in any payments, in each case by or against the Company or any of its officers or directors in their capacity as officers or directors (whether as a result of a judgment, civil fine, settlement or otherwise).

Section 4.10. Compliance with Laws.

(a) The Company is (and has been at all times during the past five (5) years) in compliance with all Laws and Orders applicable to the Assets or the conduct of the Business. Except as set forth in Schedule 4.10(a), with respect to the Business, the Assets or the Assumed Liabilities, (i) the Company has not been charged and is not now under investigation with respect to, a violation of any applicable Law or Order, (ii) the Company is not a party to or bound by any Order of any Governmental Entity and (iii) the Company has filed all reports and has all Permits required to be filed with any Governmental Entity on or before the date hereof and all such reports are accurate and complete in all material respects and in material compliance with all applicable Laws.

(b) Except as set forth on Schedule 4.10(b), during the past five (5) years, the Company has filed all claims or other reports required to be filed in order to receive reimbursement with respect to the provision of services, products and supplies covered under any Medical Reimbursement Program, in accordance with all Laws and requirements applicable to the Medical Reimbursement Programs, each as in effect on or before the Closing Date. The Company and the Sellers have no Knowledge of any unresolved material overpayment, false or improper claims, civil money penalties, or any material offsets or recoupments against future reimbursement, nor is there any reasonable basis for the delivery of any notice thereof. Except as set forth on Schedule 4.10(b), there are no pending appeals, adjustments, challenges, audits, litigation, or notices of intent to reopen or open cost reports or claims, in connection with the operation of the Business with respect to any Medical Reimbursement Program.

(c) Except as set forth on Schedule 4.10(c), neither the Company nor any Seller (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under Medicare, Medicaid or any other Federal Health Care Program or State Health Care Program, or relating to the unlawful distribution, prescription, dispensing or delivery of a controlled substance; (ii) has been debarred, excluded or suspended from participation in Medicare, Medicaid or any other Federal State Health Care Program or State Health Care Program; (iii) has had a civil monetary penalty assessed against such Person under Section 1128A of the Social Security Act; (iv) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; and (v) to the Knowledge of the Company and the Sellers is the target or subject of any current or potential investigation relating to any Medicare, Medicaid or any other Federal Health Care Program or State Health Care Program related offense.

(d) Except as disclosed on Schedule 4.10(d), neither the Company nor any of its directors, officers, or to the Knowledge of the Sellers, or employees has engaged in any activities which are in violation of the federal or state Medicare and Medicaid statutes, Sections 1128, 1128A, 1128B, 1128C or 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7, 1320a7a, 1320a-7b, 1320a-7c and 1395nn), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the False Claims Act (31 U.S.C. § 3729 et seq.), the False Statements Accountability Act (18 U.S.C. § 1001), the Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the anti-fraud and related provisions of HIPAA (e.g., 18 U.S.C. §§ 1035 and 1347), or related regulations or other federal or state laws and regulations in effect on or before the Closing Date, including, without limitation, the following:

(i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

(ii) knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;

(iii) failure to disclose knowledge by a Medicare or Medicaid claimant or a claimant under any Medical Reimbursement Program of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

(iv) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or kind (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Federal Health Care Program; or (B) in return for purchasing, leasing, or ordering, or arranging, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by any Federal Health Care Program; or

(v) any other activity which violates any state or federal Law in effect on or before the Closing Date relating to prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services or the billing for such items or services provided to a beneficiary of any Medical Reimbursement Program.

(e) Except as set forth in Schedule 4.10(e), to the Knowledge of the Sellers, the business and operations of the Company have been and are in material compliance with all applicable Laws in effect on or before the Closing Date and relating to patient or individual healthcare information, including the Administrative Simplification requirements of HIPAA, Pub. L. No. 104-191.

(f) The Company has made available to the Purchaser copies of all reports of audits, surveys or inspections by or on behalf of any Governmental Entity or accrediting agency to the extent such reports reflect any material adverse findings, deficiencies or other failure to meet any applicable Laws or accreditation standards in effect on or before the Closing Date, as applicable.

(g) Attached hereto as Schedule 4.10(g) is a list as of the date of this Agreement of the Company’s location, provider type, Licenses, certifications (including Certificates of Need), accreditations, tax identification number, Medicare and Medicaid provider number(s) and any additional provider and/or billing numbers, owner, and owner’s taxpayer status (taxable or tax-exempt) which list is true and correct in all material respects.

Section 4.11. Company Contracts.

(a) Schedule 4.11 sets forth a true, correct and complete list of the following Contracts related to the Business to which the Company or any Seller is a party:

(i) all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other contracts relating to the borrowing of money or binding upon any of the Assets;

(ii) all Contracts with Governmental Entities (including but not limited to the Community Long Term Care (CLTC) Division of the South Carolina Department of Health and Human Services);

(iii) all Real Property Leases or other leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible) involving an annual commitment or payment of more than $10,000 individually by the Company;

(iv) all Contracts which limit or restrict the Company or any of its officers or key employees from engaging in any business in any jurisdiction;

(v) all franchising and licensing agreements;

(vi) all employment agreements;

(vii) all Contracts with physicians;

(viii) any Contract with third-party healthcare providers (other than as set forth in clause (vi) above);

(ix) any Contract for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company of an amount in excess of $10,000;

(x) any Contract that provides for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or in connection with the transactions contemplated hereby;

(xi) any Contract granting any Person a Lien on all or any part of any of the Assets;

(xii) any Contract for the cleanup, abatement or other actions in connection with any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(xiii) any Contract granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets;

(xiv) any Contract with any agent, distributor or representative that is not terminable without penalty on thirty (30) calendar days’ or less notice;

(xv) any Contract for the granting or receiving of a license or sublicense or under which any Person is obligated to pay or have the right to receive a royalty, license fee or similar payment;

(xvi) any Contract providing for the indemnification or holding harmless of any officer, shareholder, director, employee or other Person;

(xvii) any joint venture or partnership Contract;

(xviii) any customer Contract for the provision of goods or services by the Company;

(xix) any outstanding power of attorney empowering any Person to act on behalf of the Company; and

(xx) all existing Contracts and commitments (other than those described in subparagraphs (i) through (xviii) of this Section 4.11) to which the Company is a party or by which any of the Assets are bound involving an annual commitment or annual payment to or from the Company of more than $10,000 individually or which is otherwise material to the Business.

True, correct and complete copies of all Assumed Contracts have been made available to the Purchaser. All of the Contracts identified on Schedule 4.11 shall be Assumed Contracts unless otherwise indicated on Schedule 4.11.

(b) The Assumed Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company and with respect to each other party to such Assumed Contracts, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. There are no existing defaults or breaches of the Company under any Assumed Contract (or events or conditions which, with notice or lapse of time or both would constitute a default or breach) and, to the Company’s Knowledge, there are no such defaults (or events or conditions which, with notice or lapse of time or both, would constitute a default or breach) with respect to any third party to any Assumed Contract. The Company and the Sellers have no Knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to such agreements. The Company and the Sellers are not participating in any discussions or negotiations regarding modification of or amendment to any Assumed Contract or entry in any new material Contract applicable to the Business or the Assets. Schedule 4.11 identifies each Assumed Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby, including the assignment of such Assumed Contract to the Purchaser.

Section 4.12. Insurance Policies.

(a) Schedule 4.12(a) contains a complete and correct list of all insurance policies relating to the Business, the Assets or the Assumed Liabilities carried by or for the benefit of the Company, specifying the insurer, policy number, amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage will continue by virtue of premiums already paid. The Company maintains insurance with reputable insurers for the Business and Assets against those risks and in such amounts as required by the States of South Carolina and Georgia, as applicable, and any Federal Health Care Program. All insurance policies and bonds with respect to the Business and Assets are in full force and effect and will be maintained by the Company in full force and effect as they apply to any matter, action or event relating to the Company occurring through the Closing Date, and the Company has not reached or exceeded its policy limits for any insurance policies in effect at any time during the past five (5) years. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid, and the Company has otherwise complied fully with the terms and conditions of all such policies and bonds. The Company and the Sellers have no Knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.

(b) Schedule 4.12(b) contains a true, correct and complete list of all policies of liability, theft, fidelity, business interruption, life, fire, product liability, professional liability, workers compensation, health and other material forms of insurance required to be held by the Company pursuant to any Contract with a customer, vendor, payor or supplier.

Section 4.13. Environmental, Health and Safety Matters.

Except as set forth in Schedule 4.13, with respect to the Business, the Real Property and the Assets:

(a) the Company possesses all Permits and has filed, all notices that are required under Environmental Laws and Federal Health Care Programs, and the Company, to the Company’s and the Seller’s Knowledge, is in full compliance with all Permits and all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Laws or contained in any Law issued, entered, promulgated or approved thereunder;

(b) there are no Liabilities arising in connection with or in any way relating to the Assets, the Business or the Real Property of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, events, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such Liability;

(c) no notice, notification, demand, request for information, citation, summons or Order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suite, proceeding or review is pending or, to the Knowledge of the Company and the Sellers, threatened by any Governmental Entity or other Person with respect to any matters relating to the Company and relating to or arising out of any Environmental Law;

(d) the Company is not subject to any Liability, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of any of the Company, or the Company’s employees, agents or representatives or arising out of the ownership, use, control or operation by the Company of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by the Company) from which any Hazardous Materials were released into the environment (the term “release” meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term “environment” meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air);

(e) the Company has not imported, manufactured, stored, used, operated, transported, treated or disposed of any Hazardous Materials other than in compliance with all Environmental Laws and no Hazardous Material has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any Real Property or any other property now or previously owned, leased or operated by the Company; and

(f) For purposes of this Section 4.13, the term “Company” shall include any entity which is, in whole or in part, a predecessor of the Company.

Section 4.14. Intellectual Property.

Schedule 4.14 sets forth a true and correct list of all Intellectual Property used in the Business or related to the Assets or Assumed Liabilities and the jurisdictions where each is registered (if any). The Company has good and marketable title to or possesses adequate licenses or other valid rights to use such Intellectual Property, free and clear of all Liens, and has paid all maintenance fees, renewals or expenses related to such Intellectual Property. Neither the use of such Intellectual Property nor the conduct of the Business in accordance with the Company’s past practices misappropriates, infringes upon or conflicts with any Intellectual Property rights of any third party. No party has filed a claim or, to the Knowledge of the Company or Sellers, threatened to file a claim against the Company alleging that the Company has violated, infringed on or otherwise improperly used the Intellectual Property rights of such party, and the Company has not violated or infringed on any Intellectual Property right held by others.

Section 4.15. Transactions with Affiliates.

Except as set forth in Schedule 4.15, no officer, shareholder or director of the Company, or any Person with whom any such officer, shareholder or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such Person, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by all such Persons in the aggregate) or any Affiliate of any of the foregoing or any current or former Affiliate of the Company have any interest in: (a) any Contract, arrangement or understanding with, or relating to, the Business, the Assets or the Assumed Liabilities; (b) any loan, arrangement, understanding, or Contract for or relating to the Business, the Assets or the Assumed Liabilities; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by the Company relating to the Business, the Assets or the Assumed Liabilities. Schedule 4.15 also sets forth a complete list of all accounts receivable, notes receivable and other receivables and accounts payable owed to or due from any Affiliate to the Company relating to the Business, the Assets or the Assumed Liabilities.

Section 4.16. Nondisclosed Payments.

Neither the Company nor the officers, directors, members or managers of the Company, nor, to the Company’s and the Sellers’ Knowledge, anyone acting on behalf of any of them, has made or received payments not correctly categorized and fully disclosed in the Company’s books and records in connection with or in any way relating to or affecting the Business, the Assets or the Assumed Liabilities.

Section 4.17. Payor Relations.

Schedule 4.17 contains a true and complete list of the name and address of those payors of the Company that, on a consolidated basis, constitute ten percent (10%) or more of the Company’s gross revenue (including, without limitation, private insurers, hospitals, clinics, agencies, Medicare and Medicaid) and the amount and percentage of gross revenue attributable to such payor based on revenue on the 2009 Audited Financial Statements, and since the Latest Balance Sheet Date no such payor has terminated its relationship with or adversely curtailed its payments to the Company or indicated to the Company (for any reason) its intention to so terminate its relationship or curtail its payments.

Section 4.18. Employee Matters.

(a) Except as set forth in Schedule 4.18(a), there are no Company Employee Benefit Plans.

(b) The Company has provided to the Purchaser a true and complete list of all of the employees and independent contractors of the Business as of the date of this Agreement, specifying the annual salary, hourly wages, or independent contractor fees and position for such employee or independent contractor (the “Employee List”). The Company has not received a claim from any Governmental Entity that the Company improperly classified as an independent contractor any person named on the Employee List. The Company has not made any written or oral commitment to any employee or independent contractor with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement.

(c) Except as set forth on Schedule 4.18(c), (i) the Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees, and (ii) to the Knowledge of the Company and the Sellers, the Company is in compliance in all material respects with all Laws respecting labor, employment and employment practices, terms and conditions of employment and wages and hours. There are no Employee Advances outstanding.

(d) The employees of the Business have not been, and currently are not, represented by any labor organization or group whatsoever. The Company has not been and is not a signatory to any collective bargaining agreement, and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization involving or representing employees of the Company has occurred, is in progress or is threatened.

(e) Except as set forth on Schedule 4.18(e), no workers’ compensation or retaliation claim, complaint, charge or investigation has been filed or is pending against the Company which is not currently being handled by the Company’s insurance carrier(s), and the Company has maintained and currently maintains adequate insurance as required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims.

(f) To the Knowledge of the Company and the Sellers, the Company is in compliance with all applicable Laws and Orders and all Contracts or collective bargaining agreements governing or concerning labor relations, unions and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupations safety and health, including, without limitation, ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, the Davis Bacon Act, the Walsh-Healey Act, the service Contract Act, Executive Order 11246, the Fair Labor Standards Act and the Rehabilitation Act of 1973 and all regulations under such acts.

Section 4.19. Permits.

Except as set forth on Schedule 4.19, the Company has all Permits necessary for its operations in the conduct of the Business, such Permits are in full force and effect and no violations are or have been recorded in respect of any thereof, and no Proceeding is pending or to the Knowledge of the Company or Sellers threatened to revoke or limit any thereof. The Company has taken all necessary action to maintain each Permit. Schedule 4.19 contains a true, correct and complete list of all such Permits under which the Company is operating or bound, and the Company has furnished or made available to the Purchaser true, correct and complete copies of the Permits set forth on Schedule 4.19. To the Knowledge of the Company or Sellers there is no proposed change in any applicable Law which would require the Company to obtain any Permits not set forth on Schedule 4.19 in order to conduct the Business as presently conducted. Except as set forth on Schedule 4.19, none of the Permits set forth on Schedule 4.19 shall be adversely affected as a result of the Company’s execution and delivery of, or the performance of its obligations under, this Agreement or the consummation of the transactions contemplated hereby.

Section 4.20. Brokers, Finders and Investment Bankers.

Except as set forth on Schedule 4.20, none of the Company nor any officer, shareholder, director or employee of the Company or any Affiliate of the Company has employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 4.21. Taxes.

(a) Except as set forth on Schedule 4.21(a), the Company has timely filed (or caused to be timely filed) or has filed all appropriate extensions for time to file all Tax Returns required to be filed by it for all Pre-Closing Tax Periods that will have been required to be filed on or prior to the Closing Date and all such Tax Returns are true, correct and complete in all respects.

(b) The Company has timely paid (or caused to be timely paid) all Taxes for all Pre-Closing Tax Periods, whether or not shown (or required to be shown) on any Tax Return, that will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any of the Assets, would otherwise adversely affect the Business or would result in the Purchaser becoming liable or responsible therefor. The Company has complied with all applicable Laws relating to the collection, payment and withholding of Taxes.

(c) The Company has adequate funds for the payment of, and will timely pay all Tax Liabilities, assessments, interest and penalties which arise from or with respect to the Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any of the Assets, would otherwise adversely affect the Business or would result in the Purchaser becoming liable therefor.

(d) Schedule 4.21(d) sets forth as of the Closing Date those taxable years for which the Company’s Tax Returns are currently being audited by any taxing authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as set forth in Schedule 4.21(d), neither the Company nor the Sellers have been notified that any Tax authority has raised any issues in connection with any Tax Return relating to Taxes, and to the Knowledge of the Company and the Sellers, no basis exists for any such issues to be raised; there are no pending Tax audits and no waivers of statutes of limitations have been given or requested and the Company has not otherwise agreed to any extension of time with respect to a Tax assessment or deficiency. Except as set forth in Schedule 4.21(d), neither the Company nor its predecessors is liable for any Taxes: (i) under any agreement (including any Tax sharing agreements), (ii) as a transferee or (iii) under Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign Law or regulation.

(e) Neither the Company nor its respective predecessors is liable for any Taxes of any other Person: (a) under any agreement (including any Tax sharing or similar agreements), (b) as a transferee or successor by Contract, Law or otherwise or (c) as a result of being a member of a combined, consolidated or unitary group, including under Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign Law or regulation.

(f) There are no Liens for Taxes of the Company or any other Person (other than Taxes not yet due and payable) upon any of the Assets, and as a result of the transactions contemplated hereby, none of the Assets will or could in the hands of the Purchaser subject the Purchaser to any Liability for Taxes of the Company or any other Person as a transferee or successor by Contract, Law or otherwise, nor would the nonpayment of any Taxes otherwise adversely affect the Business.

(g) As of the Closing Date, the Company has not agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise.

(h) The Company is not a foreign Person within the meaning of §1.1445-2(b) of the U.S. Treasury regulations promulgated under Section 1445 of the Code.

Section 4.22. Ethical Practices.

Neither the Company nor any representative thereof has offered or given, and neither the Company nor any Seller has Knowledge of any Person that has offered or given on their behalf, anything of value to: (i) any official of a Governmental Entity, any political party or official thereof, or any candidate for political office; (ii) any customer or member of the government; or (iii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of the government or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (y) inducing such Person to use such Person’s influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality to assist the Company in obtaining or retaining business for, or with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company in obtaining or retaining business for, or with, or directing business to, any Person.

Section 4.23. Solvency, Etc.

The Company is not insolvent and, immediately after giving effect to the transactions contemplated hereby, the Company will not be insolvent. The Company has assets, and immediately after giving effect to the transactions contemplated hereby, will have assets, (both tangible and intangible) with a fair saleable value in excess of the amount required to pay its Liabilities as they come due. The Company has adequate capital for the conduct of its business and discharge of its debts. The Company is not involved in any proceeding by or against it as a debtor before any Governmental Entity under Title 11 of the United States Bankruptcy Code or any other insolvency or debtors’ relief act, whether state, federal or foreign, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of the Company’s property.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby severally represent and warrant to the Purchaser as follows:

Section 5.1. Authorization.

Each Seller has full power and authority to execute and deliver this Agreement, the Earn-Out Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by him, her or it in connection with the transactions contemplated by this Agreement (collectively, the “Seller Ancillary Documents”), to perform his, her or its obligations under this Agreement and the Seller Ancillary Documents and to consummate the transactions contemplated by this Agreement and the Seller Ancillary Documents. The execution and delivery of this Agreement and the Seller Ancillary Documents by each Seller, the performance by each Seller of his, her or its obligations under this Agreement and the Seller Ancillary Documents and the consummation of the transactions provided for in this Agreement and the Seller Ancillary Documents have been duly and validly authorized by all necessary action and corporate action, as applicable, on the part of each Seller. This Agreement and the Seller Ancillary Documents have been duly executed and delivered by each Seller and constitute the valid and binding agreements of each Seller, enforceable against each Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 5.2. Absence of Restrictions and Conflicts.

The execution, delivery and performance of this Agreement and the Seller Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Seller Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Seller Ancillary Documents do not or will not, as the case may be, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, or otherwise require any action, approval, order, authorization, registration, declaration or filing with respect to (a) any term or provision of the organizational documents of the Company, (b) except as indicated on Schedule 4.11, any Contract to which any Seller is a party, (c) any judgment, decree or order of any Governmental Entity to which any Seller is a party or by which any Seller or any of its properties is bound or (d) any Permit or Law of any Governmental Entity or public or regulatory unit, agency or authority applicable to any Seller, that in any case would be reasonably likely to prevent or materially delay the performance by the purchase of any of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby.

Section 5.3. Brokers, Finders and Investment Bankers.

Except as set forth on Schedule 5.3, no Seller has employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 5.4. Addus HomeCare Corporation Shares.

(a) Entirely for Own Account. The Sellers are acquiring the Shares for investment and have not previously solicited the transfer, resale or disposal of the Shares and presently do not have a view to, or the purpose of, engaging in a distribution thereof or of any interest therein in any transaction that would be in violation of the securities Laws of the United States or any state thereof.

(b) Restricted Securities. The Sellers understand that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be “restricted securities” within the meaning of the regulations under the Securities Act, and by reason of the foregoing the Shares may not be resold in the absence of an effective registration statement under, or applicable exemption from, the Securities Act. Notwithstanding the foregoing, any of the Sellers holding the Shares may distribute the Shares to any other Seller or Affiliate of such Seller in accordance with applicable Law, including applicable securities laws.

(c) Transferability. The Sellers understand that there are substantial restrictions on the transferability of the Shares. Accordingly, except as provided in Section 5.4(b), the Sellers may have to hold the Shares indefinitely and it may not be possible for the Sellers to liquidate their investment in the Shares.

(d) Disclosure. As of their respective dates, the Purchaser’s Quarterly Report on Form 10-Q for the three (3) months ended March 31, 2010, filed with the SEC and Current Report on Form 8-K filed with the SEC on July 7, 2010 (collectively, the “SEC Filings”), complied in all materials respects with the laws, regulations, and forms governing the SEC Filings. The Sellers have had an opportunity to ask questions and receive answers concerning Addus and its subsidiaries and to obtain such additional information as they have requested. The Sellers are knowledgeable, sophisticated and experienced in business and financial matters and with respect to securities similar to the Shares, and are capable of evaluating the merits and risks of acquiring the Shares. Each of the Sellers is able to bear the economic risk of its investment in the Shares and is able to afford the complete loss of such investment. Each of the Sellers has relied solely on the representations and warranties contained herein and its own knowledge about the Company and Addus and its subsidiaries in making its decision to acquire the Shares. If the box relating to “Accredited Investor” status on the Investor Questionnaire, the form of which is set forth on Exhibit J (the “Investor Questionnaire”) has been checked by a Seller, such Seller is an “Accredited Investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.

(e) Legends. The Sellers understand that the certificates representing the Shares shall bear a legend substantially as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SAID ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.”

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to the Sellers and the Company as follows:

Section 6.1. Organization.

The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 6.2. Authorization.

The Purchaser has full corporate power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (collectively, the “Purchaser Ancillary Documents”), to perform its obligations under this Agreement and the Purchaser Ancillary Documents and to consummate the transactions contemplated by this Agreement and the Purchaser Ancillary Documents. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by the Purchaser, the performance by the Purchaser of its obligations under this Agreement and the Purchaser Ancillary Documents, and the consummation of the transactions provided for in this Agreement and the Purchaser Ancillary Documents have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been and, as of the Closing Date, the Purchaser Ancillary Documents will be, duly executed and delivered by the Purchaser and do or will, as the case may be, constitute the valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 6.3. Absence of Restrictions and Conflicts.

The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Purchaser Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Purchaser Ancillary Documents do not or will not, as the case may be, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, or otherwise require any action, approval, order, authorization, registration, declaration or filing with respect to (a) any term or provision of the charter documents of the Purchaser, (b) any Contract to which the Purchaser is a party, (c) any judgment, decree or order of any Governmental Entity to which the Purchaser is a party or by which the Purchaser or any of its properties is bound or (d) any Permit or Law of any Governmental Entity or public or regulatory unit, agency or authority applicable to the Purchaser, that in any case would be reasonably likely to prevent or materially delay the performance by the purchase of any of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby.

Section 6.4. Brokers, Finders and Investment Bankers.

Neither the Purchaser, nor any officers, directors or employees of the Purchaser nor any Affiliate of the Purchaser, has employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 6.5. Investigations.

The Purchaser is not the subject of any investigation by the Securities and Exchange Commission or by any Governmental Entity with authority to regulate a Medical Reimbursement Program; and, to the Purchaser’s Knowledge, no basis exists for any such investigation that would be material to the Purchaser’s finances, operations, or prospects.

Section 6.6. Financing Documents.

As of the Closing Date, the Purchaser is not in default, and no Event of Default (as defined in the Loan and Security Agreement, dated as of November 2, 2009, and amended on March 18, 2010 (the “Credit Agreement”), among the Borrowers (as defined in the Credit Agreement), Fifth Third Bank, as agent, the financial institutions from time to time parties thereto, and Addus, as guarantor) has occurred under the Credit Agreement and, immediately after giving effect to the transactions contemplated hereby, the Purchaser and its Affiliates will be in pro forma compliance with the financial covenants contained in the Credit Agreement.

Section 6.7. Offering Exemption.

Assuming the accuracy of the representations and warranties of the Sellers in Section 5.4, the Shares to be issued by Addus as set forth in this Agreement will be issued pursuant to valid exemptions from registration under the Securities Act and all applicable state securities or “blue sky” laws.

Section 6.8. Shares.

As of the date of issuance, the Shares will have been duly authorized and will be validly issued, fully paid and non-assessable. Addus has, and will have as of the Closing Date, a sufficient number of authorized shares available to issue the Shares.

Section 6.9. Reporting Status.

Since January 1, 2010, Addus has filed or furnished with the Securities and Exchange Commission (the “SEC”) in a timely manner all of the documents (each, an “Exchange Act Document”) that Addus was required to file or furnish under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of the date of filing thereof, each Exchange Act Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Exchange Act Document.

ARTICLE VII

CERTAIN COVENANTS AND AGREEMENTS

Section 7.1. Consents; Liens.

(a) To the extent that third party consents relating to (i) Assumed Contracts and (ii) all other Assets (subject to regulatory and other third party procedures) have not been obtained by the Company as of the Closing, the Company, the Seller Representative and the Sellers shall, during the remaining term of such Assumed Contracts and other Assets (the “Non-Assignable Contracts”), use each of their respective commercially reasonable efforts to (a) obtain the consent of the applicable third party, (b) make the benefit of such Non-Assignable Contracts and other Assets available to the Purchaser and (c) enforce at the request of the Purchaser and at the expense and for the account of the Purchaser, any rights of the Company arising from such Non-Assignable Contracts and other Assets against the other party or parties thereto (including the right to elect or terminate any such Non-Assignable Contracts in accordance with the terms thereof). The Company will not take any action or suffer any omission which would limit or restrict or terminate in any material respect the benefits to the Purchaser of such Non-Assignable Contracts or other Assets unless, in good faith and after consultation with and prior written notice to the Purchaser, the Company is ordered orally or in writing to do so by a Governmental Entity of competent jurisdiction or the Company and the Sellers are otherwise required to do so by Law; provided that if any such order is appealable, the Company and the Sellers will, at the Company’s cost and expense, take such actions as are requested by the Purchaser to file and pursue such appeal and to obtain a stay of such order. With respect to any such Non-Assignable Contract or other Assets as to which the necessary approval or consent for the assignment or transfer to the Purchaser is obtained following the Closing, the Company or the Sellers shall transfer such Non-Assignable Contract to the Purchaser by execution and delivery of an instrument of conveyance reasonably satisfactory to the Purchaser within three (3) Business Days following receipt of such approval or consent. Notwithstanding the foregoing, the Company and the Sellers shall not be indemnified to the extent of any losses which result from (a) the Company’s failure to take, at Purchaser’s expense, any lawful action in accordance with the Purchaser’s reasonable and timely instructions or (b) the Company’s gross negligence or willful misconduct. The Purchaser shall cooperate promptly and fully with all reasonable requests from any third party, and all reasonable requests from the Company and/or the Seller Representative and/or the Sellers, in each case, relating to an approval or consent to assignment of one or more Assumed Contracts. Notwithstanding anything in this Section 7.1(a) to the contrary, the Purchaser shall be responsible for the expense of transferring, assigning, or reissuing Permits (including provider numbers).

(b) To the extent that, as of the Closing, (i) any Liens relating to the Assets, the Business or the Company have not been released or (ii) any evidence of the release of any Liens relating to the Assets, the Business or the Company has not been obtained or delivered to the Purchaser, the Company, the Seller Representative and the Sellers shall use each of their respective best efforts to have such Liens released and/or such evidence obtained and delivered to the Purchaser as soon as possible, at the Company’s or the Sellers’ expense, as applicable.

Section 7.2. Public Announcements.

Subject to their respective legal obligations, the Purchaser, the Company, the Seller Representative and the Sellers shall consult with one another regarding the timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, Governmental Entities, employees, customers or the general public and shall use reasonable efforts to agree upon the text of any such announcement prior to its release. Notwithstanding the foregoing, none of the Company, the Seller Representative or the Sellers shall publicly announce the existence of the Agreement, the terms of the Agreement or the transactions contemplated hereby until the Purchaser or its Affiliate files with the SEC a Current Report on Form 8-K regarding this Agreement. The Purchaser or its Affiliate shall give the Seller Representative prompt written notice of the filing of such Form 8-K. In addition, the Purchaser shall be responsible for the timing and content of communications to customers of the Company and acknowledges that it has already made some such communications in the course of its due diligence and/or in preparation for the closing of the transactions contemplated hereby.

Section 7.3. Insurance.

(a) If requested by the Purchaser, the Company, the Seller Representative and the Sellers shall in good faith cooperate with the Purchaser and take all actions reasonably requested by the Purchaser, at Purchaser’s sole expense and no additional risk to the Company or Sellers for deductible, stop loss or similar provisions that are necessary or desirable to permit the Purchaser to have available to it following the Closing the benefits (whether direct or indirect) of the insurance policies maintained by or on behalf of the Company with respect to the Business, the Assets or the Assumed Liabilities that are currently in force.

(b) The Company and the Sellers agree to obtain insurance coverage, or an endorsement thereto, which provides for professional liability coverage of the Company for three (3) years from the Closing Date with respect to claims arising prior to the Closing Date. The Company, the Seller Representative and the Sellers agree to provide evidence to Purchaser of such coverage within five (5) Business Days of the Closing Date.

Section 7.4. Non-Competition.

(a) Until three (3) years after the Closing Date (the “Three Year Non-Compete Period”), neither the Company nor the Restricted Sellers shall, and neither the Company nor the Restricted Sellers shall permit their respective Affiliates to, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in or represent any business within any Restricted Territory that is competitive with the Restricted Business or any product of the Restricted Business. As used in this Agreement, “Restricted Territory” means any portion of the States of South Carolina and Georgia.

(b) Until one (1) year after the Closing Date (the “One Year Non-Compete Period”, and together with the Three Year Non-Compete Period, as applicable, the “Non-Compete Period”) neither the Company nor Mitchell shall, and neither the Company nor Mitchell shall permit their respective Affiliates to, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in or represent any business within any Restricted Territory that is competitive with Medicare certified home health and hospice services portion of the Business or any product of the Business related thereto and in place as of the Closing Date. During the Three-Year Non-Compete Period, neither the Company nor the Restricted Sellers (other than Mitchell) shall, and neither the Company nor the Restricted Sellers (other than Mitchell) shall permit their respective Affiliates to, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in or represent any business within any Restricted Territory that is competitive with Medicare certified home health and hospice services portion of the Business or any product of the Business related thereto and in place as of the Closing Date.

(c) During the One Year Non-Compete Period, neither the Company nor the Other Sellers shall, and neither the Company nor the Other Sellers shall permit their respective Affiliates to, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in or represent any business within any Restricted Territory that is competitive with the Business or any product of the Business as such Business is conducted as of the Closing Date.

(d) Nothing herein shall prohibit either the Company or the Sellers from being a passive owner of not more than one percent (1.0%) of the outstanding stock of any class of a corporation which is publicly traded, so long as the Company or Seller has no active participation in the business of such corporation.

(e) During the One Year Non-Compete Period with respect to Mitchell and the Three Year Non-Compete Period with respect to the Company and the Restricted Sellers (other than Mitchell), the Company and the Sellers shall not, and the Company and each of the Sellers shall cause its Affiliates not to, directly or indirectly through another Person (i) induce or attempt to induce any employee of any of the Purchaser or any of its Affiliates to leave the employ of the Purchaser or any such Affiliate or in any way interfere with the relationship between the Purchaser or such Affiliate, on the one hand, and any employee thereof, on the other hand; (ii) hire to compete with the Business any person who was an employee of the Purchaser or any of its Affiliates until one (1) year after such individual’s employment relationship with the Purchaser or such Affiliate has been terminated; or (iii) induce or attempt to induce any customer, supplier, vendor, payor, licensee or other business relation of the Purchaser or any of its Affiliates to cease doing business with the Purchaser or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, vendor, payor, licensee or business relation, on the one hand, and the Purchaser or such Affiliate, on the other hand.

(f) The Sellers understand that the foregoing restrictions may limit the Sellers’ ability to earn a livelihood in a business similar to the Business, but nevertheless believe that each Seller has received and will receive sufficient consideration and other benefits as provided hereunder to clearly justify such restrictions which, in any event (given each Seller’s education, skills and ability), the Sellers do not believe would prevent them from otherwise earning a living. Each Seller has carefully considered the nature and extent of the restrictions placed upon him, her or it by this Agreement, and hereby acknowledges and agrees that the same are reasonable in time, scope and territory, do not confer a benefit upon the Purchaser or any of its Affiliates disproportionate to the detriment of the Sellers, are reasonable and necessary for the protection of the Purchaser and its Affiliates and are an essential inducement to the Purchaser to consummate the transactions contemplated by this Agreement.

(g) If, at the time of enforcement of this Section 7.4, a court or arbitrator holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area determined to be reasonable under the circumstances by such court or arbitrator, as applicable.

(h) The Company and each Seller covenants and agrees that the Company and such Seller will not seek to challenge the enforceability of the covenants contained in this Section 7.4 against the Purchaser or any of its Affiliates, nor will the Company and the Sellers assert as a defense to any action seeking enforcement of the provisions contained in this Section 7.4 (including an action seeking injunctive relief) that such provisions are not enforceable due to lack of sufficient consideration received by the Company and the Sellers. The parties hereto agree and acknowledge that money damages would be an inadequate remedy for any breach of this Section 7.4. Therefore, in the event of a breach or threatened breach by the Company or the Sellers of this Section 7.4, the Purchaser or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 7.4 (without posting a bond or other security).

Section 7.5. No Intent to Induce Referrals.

Each of the Purchaser, the Company and the Sellers acknowledges and agrees that no portion of the Purchase Price payable by the Purchaser to the Sellers pursuant to this Agreement is intended to represent a payment for any referral of future business to the Purchaser, or to any of the Purchaser’s officers, directors, employees, or Affiliates, that is prohibited by 42 U.S.C. §1320a-7b, commonly referred to as the “Anti-Kickback Statute.”

Section 7.6. Tax Cooperation.

(a) The Purchaser, the Company, the Seller Representative and the Sellers shall reasonably cooperate with each other in connection with the preparation or audit of any Tax Return(s) and any Tax claim or litigation in respect of the Business and the Assets, which cooperation shall include, but not be limited to, making reasonably available documents and employees at the expense of the requesting party for the documented out-of-pocket costs of the providing party, if any, capable of providing information or testimony.

(b) The Purchaser, the Company, the Seller Representative and the Sellers shall reasonably cooperate with each other in making available, at the expense of the requesting party for the documented out-of-pocket costs of the providing party and subject to reasonable security and confidentiality requirements, documents and employees of the Purchaser, if any, capable of providing information or testimony regarding any matter related to the Company for which the Company and/or any Seller retains or may retain a duty or obligation following the Closing, including those duties or obligations arising under Section 7.12 herein.

Section 7.7. Transfer Taxes.

All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne by the Company. The Purchaser and the Company shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation. The Party that is required by applicable law to make the filings, reports, or returns with respect to any applicable Transfer Taxes shall do so, and the other Party shall cooperate with respect thereto as necessary.

Section 7.8. Employees.

(a) Commencing on the Closing Date, the Company shall terminate all employees of the Business who are actively at work on the Closing Date, and, at the Purchaser’s sole discretion, the Purchaser may offer employment, on an “at will” basis, to any such employees.

(b) The Company shall be solely responsible and the Purchaser shall have no obligations whatsoever for any compensation or other amounts payable to any employee (or former employee) of the Company, including, without limitation, bonus, salary (including, without limitation, salary related to overtime and work-related travel), fringe, pension or profit sharing benefits, or severance pay payable to any employee (or former employee) of the Company for any period relating to the service with the Company at any time prior to the Effective Time (except accrued vacation and sick days as set forth on Schedule 2.4(b)) and the Company shall pay all such amounts to all entitled employees on or prior to the Effective Time or otherwise in accordance with its routine payroll procedures.

(c) The Company shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of employees (or former employees), agents or “leased” employees of the Company which claims relate to events occurring prior to the Effective Time. The Company also shall remain solely responsible for all worker’s compensation claims of any employees (or former employees), agents or “leased” employees of the Company which relate to events occurring prior to the Effective Time. The Company shall pay, or cause to be paid, all such amounts to the appropriate Persons as and when due.

Section 7.9. Remittance Advice Amounts.

(a) From and after the date hereof, the Company and Sellers agree that any and all Remittance Advice Amounts received by the Company or the Sellers relating to services provided by the Purchaser following the Effective Time shall be delivered to the Purchaser within five (5) Business Days of receipt thereof, accompanied by a copy of the related Remittance Advice.

(b) From and after the date hereof, the Purchaser agrees that any and all Remittance Advice Amounts received by the Purchaser relating to services provided by the Company prior to the Effective Time shall be delivered to the Company within five (5) Business Days of receipt thereof, accompanied by a copy of the related Remittance Advice.

(c) The Sellers, the Company, and the Purchaser agree that such parties will take all commercially reasonable efforts to permit the Purchaser or the Company, as appropriate, to receive confirmation of all Remittance Advice Amounts from any applicable Governmental Entity or agent thereof. In the event that the Sellers, the Company, or the Purchaser fail to provide any Remittance Advice Amount pursuant to this Section 7.9, the Purchaser or the Company, as appropriate, shall be entitled to satisfy such obligation pursuant to Section 10.7 hereof.

Section 7.10. Cooperation.

The Company and Sellers will cooperate with the Purchaser and provide reasonable assistance to the Purchaser (including causing its personnel to be available for interviews during normal working hours and subject to the Company’s reasonable security and confidentiality requirements) in connection with the preparation by the Purchaser or its Affiliates or accountants and other representatives of any historical or pro forma financial statements.

Section 7.11. Seller Representative.

(a) Each Seller irrevocably appoints Paul Mitchell (the “Seller Representative”) as their agent and attorney-in-fact and authorizes the Seller Representative to take, and consent to the Seller Representative taking, the following actions for and on behalf of the Sellers under or in connection with this Agreement: (i) to give and receive notices and communications, (ii) to take any and all actions relating to claims to indemnify, hold harmless or reimburse any Indemnified Party hereunder, (iii) to object to any deliveries, (iv) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with Orders of courts and awards of arbitrators with respect to, any claims, (v) to take all other actions contemplated for the Seller Representative in this Agreement, (vi) to execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any other documents and agreements contemplated by this Agreement or the Escrow Agreement, (vii) to make all elections or decisions contemplated by this Agreement and any other documents and agreements contemplated by this Agreement, (viii) to engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Seller Representative in complying with its duties and obligations, and (x) to take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing.

(b) Purchaser shall be entitled to deal exclusively with the Seller Representative on all such matters relating to this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Seller Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Seller Representative, as fully binding upon such Seller. Notices or communications to or from the Seller Representative shall constitute notice to or from each Seller. Any decision or action by the Seller Representative hereunder, including any agreement between the Seller Representative, on the one hand, and Purchaser, on the other hand, relating to the defense, payment or settlement of any claims to indemnify, hold harmless or reimburse any Indemnified Party hereunder, shall constitute a decision or action of all of the Sellers and shall be final, binding and conclusive upon each such Seller. No Seller shall have the right to object to, dissent from, protest or otherwise contest the same.

(c) The Seller Representative shall not be liable for any act done or omitted hereunder as the Seller Representatives while acting in good faith and in the exercise of reasonable judgment. Each Seller shall severally indemnify the Seller Representative and hold the Seller Representative harmless against and from any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative.

(d) The Seller Representative shall be entitled to rely upon any order, judgment, certificate, demand, notice, instrument or other writing delivered to him hereunder without being required to investigate the validity or accuracy thereof nor shall the Seller Representative be responsible for the validity or sufficiency of this Agreement. In all questions arising under this Agreement, the Seller Representative may rely on the advice of counsel to the Company or, if appropriate, counsel obtained by the Seller Representative in such capacity, and for anything done, omitted or suffered in good faith by the Seller Representative based on such advice, the Seller Representative shall not be liable to anyone.

(e) No bond shall be required of the Seller Representative, and the Seller Representative shall receive no compensation for its services. The reasonable expenses incurred by the Seller Representative while acting on behalf of the Sellers shall be borne severally by the Sellers.

(f) The Seller Representative shall act as such in only a representative capacity and at Purchaser’s request. The Seller Representative shall have no personal liability for any failure of any Seller to perform fully and timely any of such Seller’s duties and obligations hereunder.

Section 7.12. Cost Reports.

The Company and Sellers shall complete and file all Medicare and other cost reports relating to all periods prior to the Effective Time required to be filed by the Company under any Contract (including all Permits) or applicable Law no later than their respective due dates.

Section 7.13. Transfer of Permits.

From the date hereof until the earlier to occur of (i) the date on which all of the Purchaser’s payment obligations under the Earn-Out Agreement, to the extent payable, have been satisfied, or (ii) the date on which the Purchaser no longer has any payment obligations under the Earn-Out Agreement, the Purchaser shall not transfer to any Affiliate any Permit without the prior written consent of the Company (such consent may not be unreasonably withheld).

Section 7.14. Retained Patient and Employee Files.

Following the date hereof, (i) the Purchaser shall maintain in the primary office in Columbia, South Carolina or in the appropriate satellite office in Greenville, Florence, Rock Hill, or North Charleston, South Carolina or Augusta, Georgia, all active patient and employee files for current patients and employees or for Persons who have been patients or employees within the thirty (30) days prior to the Closing Date (the “Current Files”), and (ii) the Company shall maintain in the Storage Units, all historical patient and employee files for Persons which have not been patients or employees within the thirty (30) days prior to the Closing Date (the “Historical Files”), all as required by Law to be retained by the Purchaser and/or the Company. The Purchaser shall provide the Company with immediate access to the Current Files, and the Company shall provide the Purchaser with reasonable access to the Historical Files upon one (1) Business Day’s notification from the Purchaser. With respect to such patient and/or employee files accessed by Purchaser, Purchaser shall comply in all material respects with all applicable Laws relating to the confidentiality thereof (including specifically HIPAA).

Section 7.15. Delivery of Shares.

Purchaser shall deliver the certificates representing the Shares as set forth in Section 3.2(b) within ten (10) Business Days following the Closing Date.

Section 7.16. Restrictions on Shares.

Except as otherwise provided in Section 5.4(b), the Sellers shall not, without the prior written consent of the Purchaser (which consent may be withheld in its sole discretion), directly or indirectly, sell, offer, contract or grant any option to sell (including, without limitation, any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of (each, a “Transfer”) any Shares, options or warrants to acquire Shares, or securities exchangeable or exercisable for or convertible into Shares currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the Sellers (or such spouse or family member), or publicly announce an intention to do any of the foregoing, for a period commencing on the date hereof and continuing through the close of trading on the first anniversary of the first day of the first full month following the issuance of the Shares. Thereafter, each Seller shall be permitted to Transfer up to one-sixth (1/6) of the sum of (i) the number of Shares originally issued to such Seller pursuant to this Agreement plus (ii) the number of Shares transferred to such Seller by any other Seller pursuant to Section 5.4(b), in each successive three month period, without the prior written consent of the Purchaser. If a Seller elects to not Transfer all or a portion of the Shares he or she is permitted to so Transfer in any three month period, such Seller may Transfer, upon five (5) Business Days written notice to the Purchaser, all or a portion of such un-Transferred Shares in any subsequent three month period, in addition to the Shares that could otherwise be Transferred by the Seller in such subsequent three month period. At the end of the sixth (6th) three month period, no restrictions on the Transfer of the Shares other than those imposed by Rule 144 of the Securities Act or other applicable securities laws shall exist, and no notice to Purchaser of a Seller’s intent to Transfer the Shares shall be required.

Section 7.17. Delivery of Financial Statements.

The Seller Representative shall deliver to the Purchaser an unaudited consolidated balance sheet of the Company as of June 30, 2010 and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flow for the six (6) months from January 1, 2010 through June 30, 2010 within thirty (30) days following the Closing Date.

ARTICLE VIII

DELIVERIES AT CLOSING

Section 8.1. Deliveries by the Company and the Sellers.

At the Closing, the Company and the Sellers, as applicable, shall deliver the following items to Purchaser, each in form and substance satisfactory to Purchaser, in its sole discretion:

(a) Consents. All written consents (or waivers with respect to thereto) as described on Schedule 4.11 (all such consents and waivers shall be in full force and effect);

(b) Company Debt; Release of Liens. Evidence of satisfaction of all obligations for Company Debt (including any interest, prepayment premiums or penalties and other fees and charges), including (i) true, correct and complete payoff letters, which shall state that, if payment of the amounts set forth in the payoff letters is paid to the parties entitled to such amounts on the Closing Date, such parties will release any and all Liens that they or their Affiliates may have with respect to the Company or any of their respective assets and will take all actions necessary to effectuate such release (including executing and delivering to the Purchaser all reasonably necessary documentation in form suitable for filing with all appropriate Governmental Entities) and (ii) satisfactory evidence that all Liens affecting the Assets have been released;

(c) Opinion of Company Counsel. Opinions of McNair Law Firm, P.A., counsel to the Company and special counsel to the Sellers, dated the Closing Date, in substantially the forms attached as Exhibits B-1 and B-2;

(d) Ancillary Documents.

(i) executed deeds, bills of sale, instruments of assignment, certificates of title and other conveyance documents, dated the Closing Date, transferring to the Purchaser all of the Company’s right, title and interest in and to the Assets, together with possession of the Assets, including the Bill of Sale (the “Bill of Sale”) substantially in the form of Exhibit C attached hereto;

(ii) documents evidencing the assignment of the Assumed Contracts and the assignment of any Permits, including the Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) substantially in the form of Exhibit D attached hereto;

(iii) a copy of resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement by the Company and a certificate executed by an officer of the Company, dated the Closing Date, certifying that such resolutions were duly adopted and are in full force and effect;

(iv) a copy of the Earn-Out Agreement, duly executed by the Company, Seller Representative and the Sellers.

(v) a certificate of non-foreign status for the Company, substantially in the form of Exhibit E attached hereto;

(vi) a copy of the Confidentiality, Non-Competition and Non-Solicitation Agreement, dated as of the date hereof, between the Purchaser and Valarie Aiken, in substantially the form attached as Exhibit G hereto (the “Confidentiality Agreement”), duly executed by Valerie Aiken;

(vii) a copy of the Confidentiality Agreement, dated as of the date hereof, between the Purchaser and Charles Aiken (the “Charles Aiken Confidentiality Agreement”), duly executed by Charles Aiken;

(viii) copies of all filings and/or notices, if any, made by the Company and the Sellers with Governmental Entities in connection with the consummation of the transactions contemplated by this Agreement and the Company Ancillary Documents;

(ix) a certificate of the Secretary of State (or other applicable office) of the state in which the Company is organized and qualified to do business, dated as of a date not more than thirty (30) Business Days prior to the Closing Date, certifying as to the existence of the Company;

(x) a roster of all patients on service with the Company as of the Closing Date (the “Patient Roster”);

(xi) evidence of the assignments of certain of the Real Property Leases, as indicated on Schedule 4.4(a), to the Purchaser; and

(xii) a copy of the Lease Agreement, dated as of the date hereof, between the Company and the Purchaser with respect to the premises at 109 Laurel Street, Florence, South Carolina 29501, in substantially the form attached as Exhibit H hereto, duly executed by the Company (the “Lease Agreement”);

(xiii) duly executed and delivered Investor Questionnaires from each Seller; and

(xiv) all other documents required to be entered into by the Company pursuant to this Agreement or reasonably requested by the Purchaser to convey the Assets to the Purchaser or to otherwise consummate the transactions contemplated by this Agreement.

Section 8.2. Deliveries by the Purchaser to the Company.

At the Closing, the Purchaser shall deliver the following items to the Company:

(a) documents evidencing the assumption of the Assumed Contracts, the acceptance of Permits and the assumption of the Assumed Liabilities, including the Assignment and Assumption Agreement;

(b) a copy of the resolutions of the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement by the Purchaser and a certificate of its secretary or assistant secretary, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect;

(c) a copy of the Earn-Out Agreement, duly executed by the Purchaser;

(d) a copy of the Valerie Aiken Confidentiality Agreement, duly executed by the Purchaser;

(e) a copy of the Charles Aiken Confidentiality Agreement, duly executed by the Purchaser;

(f) a copy of the Lease Agreement, duly executed by the Purchaser;

(g) all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant to this Agreement or the Purchaser Ancillary Documents;

(h) An opinion of Winston & Strawn LLP, counsel to the Purchaser, dated the Closing Date, in substantially the form attached as Exhibit I; and

(i) the Cash Purchase Price.

No later than four (4) Business Days following the Closing Date, the Purchaser shall deliver stock certificates representing the Shares.

ARTICLE IX

CLOSING

The closing of the transactions contemplated by this Agreement (the “Closing”), unless another date is agreed to by the parties, shall take place at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, New York 10166 on the date hereof (the “Closing Date”) or at such other place as the Parties may agree, and will be effective as of the Effective Time.

ARTICLE X

INDEMNIFICATION

Section 10.1. Indemnification Obligations of the Company and the Sellers.

The Company and Sellers will, jointly and severally, indemnify, defend and hold harmless the Purchaser and its Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of any and all claims, Liabilities, losses (whether or not involving a third party claim), costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of, relating to or in connection with:

(a) any Liability of the Company or the Sellers of any nature whatsoever, except the Assumed Liabilities;

(b) events or circumstances occurring or existing with respect to the ownership, operation and maintenance of the Business and the Assets on or prior to the Closing Date;

(c) any breach or inaccuracy of any representation or warranty made by the Company or Sellers in this Agreement or in the Company Ancillary Documents or Seller Ancillary Documents (for purposes of this Article X, such representations and warranties shall be read without reference to materiality, Material Adverse Effect or similar phrases);

(d) any breach of any covenant, agreement or undertaking made by the Company or Sellers in this Agreement or in the Company Ancillary Documents or Seller Ancillary Documents (for purposes of this Article X, such covenants, agreements and undertakings shall be read without references to materiality, Material Adverse Effect or similar phrases);

(e) any fraud or willful misconduct of the Company or Sellers in connection with this Agreement or the Company Ancillary Documents or Seller Ancillary Documents;

(f) any fees, expenses or other payments incurred or owed by the Company to any brokers, financial advisors or comparable other Persons retained or employed by the Company or the Sellers in connection with the transactions contemplated by this Agreement, the Company Ancillary Documents and the Seller Ancillary Documents;

(g) any violation of any Law respecting labor, employment and employment practices, terms and conditions of employment and wages and hours (including, without limitation, payments related to employee overtime and work-related travel);

(h) any Liability, reimbursement, restitution, penalties, costs or other obligation to any party, including, without limitation, Medicare, Medicaid or any other third party payor arising out of or related to the operation of the Company or the Business prior to the Closing Date; and

(i) the Central Midlands Matter.

The claims, Liabilities, losses (including, without limitation, diminution in value of Assets or equity interests), costs, expenses (including reasonable attorneys’ and accountants’ and other professionals’ fees and litigation expenses), penalties, fines, damages, shortages, assessments, Tax deficiencies and Taxes (including interest and penalties thereon) incurred in connection with the receipt of indemnification payments (including interest or penalties thereon) arising from or in connection with any such matter that is the subject of indemnification under this Article X, whether or not foreseeable, of the Purchaser Indemnified Parties described in this Section 10.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as the “Purchaser Losses.”

Section 10.2. Indemnification Obligations of the Purchaser.

The Purchaser will indemnify, defend and hold harmless the Company and its officers, directors, shareholders, employees, agents and representatives, Sellers, and the Seller Representative (collectively, the “Company’s Indemnified Parties”) from, against and in respect of any and all claims, Liabilities, costs, losses (whether or not involving a third party claim), expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or incurred (including without limitation, amounts paid in settlement costs of investigation and reasonable attorneys’ fees and expenses) arising out of, relating to or in connection with:

(a) the Purchaser’s failure to perform, discharge or satisfy the Assumed Liabilities as such Assumed Liabilities come due;

(b) any breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement or in any of the Purchaser Ancillary Documents (for purposes of this Article X, such representations and warranties shall be read without reference to materiality, Material Adverse Effect or similar phrases);

(c) any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement or in any of the Purchaser Ancillary Documents (for purposes of this Article X, such covenants, agreements and undertakings shall be read without references to materiality, Material Adverse Effect or similar phrases); or

(d) any fraud or willful misconduct of the Purchaser in connection with this Agreement or the Purchaser Ancillary Documents.

The claims, Liabilities, costs, expenses (including reasonable attorneys’ fees and accountants and other professional fees and litigation expenses), penalties, fines and damages of the Company’s Indemnified Parties described in this Section 10.2 as to which the Company’s Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as “Company’s Losses.”

Section 10.3. Limitations on Indemnification.

(a) Indemnity Baskets for the Company and Sellers. Subject to Section 10.3(c), the Purchaser Indemnified Parties shall not have the right to be indemnified pursuant to Section 10.1(c) for breaches of representations and warranties unless and until the Purchaser Indemnified Parties shall have incurred on a cumulative basis aggregate Losses in an amount exceeding $45,000 (the “Indemnity Threshold”), in which event the right to be indemnified shall apply to all such Losses, including the amount of the Indemnity Threshold.

(b) Exceptions to the Indemnity Limitations for the Company and the Sellers.

(i) In no event shall the Indemnity Threshold apply to the rights of the Purchaser Indemnified Parties to be indemnified pursuant to Section 10.1(c) with respect to the representations and warranties set forth in (x) Sections 4.1 (Organization; Ownership), 4.2 (Authorization), 4.3 (Absence of Restrictions and Conflicts), 4.5 (first two sentences only) (Title to Assets; Related Matters), 4.19 (Permits) (collectively, the “Excluded Representations”), (y) Section 4.13 (Environmental, Health and Safety Matters), 4.18 (Employee Matters) or 4.21 (Taxes), or (z) Section 10.1(i).

(ii) The amount of any Loss for which the Purchaser Indemnified Parties shall be entitled to recover under Section 10.1 shall be net of any insurance proceeds actually received by the Purchaser Indemnified Parties (net of enforcement costs, deductibles, premium increases and other similar items) in respect of such Losses.

(iii) The amount of Losses for which the Purchaser Indemnified Parties shall be entitled to recover under Section 10.1(i) shall not exceed $10,000.

(c) Indemnity Limitations for the Purchaser. The Company’s Indemnified Parties shall not have the right to be indemnified pursuant to Section 10.2(c) for breaches of representations and warranties unless and until the Seller Indemnified Parties shall have incurred on a cumulative basis aggregate Losses in an amount exceeding the Indemnity Threshold, in which event the right to be indemnified shall apply to all such Losses, including the amount of the Indemnity Threshold.

Section 10.4. Indemnification Procedure.

(a) Promptly after receipt by a Purchaser Indemnified Party or a Company’s Indemnified Party (hereinafter collectively referred to as an “Indemnified Party”) of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Purchaser Losses or Company’s Losses, as the case may be, such Indemnified Party will notify the Purchaser, the Company or the Seller Representative, as the case may be (the “Indemnifying Party”), promptly following the Indemnified Party’s receipt of such complaint or of notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from Liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. Such notice shall contain a copy of such complaint or other notice of commencement. The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within ten (10) days thereafter of assuming full responsibility for any Purchaser Losses or Company’s Losses, as the case may be, resulting from such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. If, however, the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such ten (10) day period, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Indemnifying Party will pay the reasonable and documented fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one (1) counsel for all

Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding. In any audit, investigation, action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 10.4(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all Liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all Liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (iii) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c) In the event any Indemnified Party should have a claim for indemnity against any Indemnifying Party that does not involve a third party claim, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. Such notice shall specify the basis for such claim. The failure by any Indemnified party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 10.4(c), it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 10.5. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article X, or the amount thereof, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article X, and the Indemnifying Party shall pay the amount of such Liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, such Indemnifying Party and the Indemnified Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

Section 10.5. Claims Period.

For purposes of this Agreement, a “Claims Period” shall be the period during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party. The Claims Periods under this Agreement shall begin on the date hereof and terminate as follows:

(a) with respect to Purchaser Losses arising under Section 10.1(c) with respect to any breach or inaccuracy of any Excluded Representation, or under Sections 10.1(d), 10.1(e), 10.1(f) or 10.1(h), the Claims Period shall continue indefinitely, except as limited by Law (including by applicable statutes of limitation with respect to the underlying claim);

(b) with respect to Purchaser Losses arising under Sections 10.1(a), 10.1(b), 10.1(c) with respect to any breach or inaccuracy of any representation or warranty in Section 4.13 (Environmental, Health and Safety Matters), 4.18 (Employee Matters) or 4.21 (Taxes), or under 10.1(g), the Claims Period shall terminate on the date that is seven (7) years after the Closing Date;

(c) with respect to Company’s Losses arising under Sections 10.2(c) or 10.2(d), the Claims Period shall continue indefinitely, except as limited by Law (including any applicable statutes of limitation with respect to the underlying claim);

(d) with respect to Company’s Losses arising under Section 10.2(a), the Claims Period shall terminate on the date that is seven (7) years after the Closing Date; and

(e) with respect to all other Purchaser Losses or Company’s Losses arising under this Agreement, the Claims Period shall terminate on the date that is three (3) years after the Closing Date.

Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof. The Company’s and Sellers’ indemnification obligations under this Article X include, without limitation, the obligation to pay and reimburse the Purchaser for all Purchaser Losses, whether or not arising due to third party claims.

Section 10.6. Reliance.

(a) Each Party hereto shall be entitled to rely upon, and shall be deemed to have relied upon, all representations, warranties and covenants of each other Party set forth in this Agreement which have been or are made in favor of such Party, and the rights of the Purchaser under this Article X shall not be affected, notwithstanding (i) the making of this Agreement, (ii) any investigation or examination conducted with respect to, or any Knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement, undertaking or obligation made by or on behalf of the Parties hereto or (iii) the Closing hereunder.

Section 10.7. Payment of Claims; Right of Setoff.

(a) Any obligation of the Company or the Sellers, as applicable, to indemnify the Purchaser or for any unpaid obligation under Section 7.9 shall be satisfied by the Company or the Sellers jointly and severally, by prompt payment in cash from the Company, the Sellers or the Seller Representative, as agent for the Sellers, to the Purchaser or the appropriate Purchaser Indemnified Party.

(b) The Purchaser shall have the right (but not the obligation) to reduce any Earn-Out Consideration payable to the Company or the Sellers if any, for any amount determined to be owed by the Company or the Sellers to the Purchaser under this Agreement, any Company Ancillary Documents, Seller Ancillary Documents, Purchaser Ancillary Documents or otherwise or pursuant to Section 7.9 hereof. The maximum aggregate amount for which the Purchaser shall be entitled to set-off is $1,000,000. The Purchaser shall deliver a written notice to the Company and the Seller Representative that sets forth the amount of any set off under this Section 10.7 and the basis therefor.

(c) The Company and the Sellers shall have the right (but not the obligation) to reduce any payment obligation to the Purchaser if any, and/or to reduce the amount of any set-off claimed by the Purchaser pursuant to Section 10.7(b), if any, for any amount determined to be owed by the Purchaser to the Company or Sellers under this Agreement, any Company Ancillary Documents, Seller Ancillary Documents, Purchaser Ancillary Documents or otherwise. The maximum aggregate amount for which the Company or the Sellers shall be entitled to set-off is $1,000,000. The Sellers shall deliver a written notice to the Purchaser that sets forth the amount of any set off under this Section 10.7 and the basis therefor.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1. Notices.

All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the Party making the same, will specify the Section under this Agreement pursuant to which it is given or being made, and will be delivered personally or by facsimile or other electronic transmission or sent by registered or certified mail (return receipt requested) or by next day courier (with evidence of delivery and postage and other fees prepaid) as follows:

To the Purchaser:

Addus HealthCare (South Carolina), Inc.

c/o Addus HealthCare, Inc.

2401 South Plum Grove Road

Palatine, IL 60067

Attn: Mark S. Heaney

Facsimile: 847-303-5376

E-Mail: mheaney@addus.com

with a copy to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attn:   Bradley C. Vaiana, Esq.

           Jennifer C. Kurtis, Esq.

Facsimile: 212-294-4700

E-Mail: bvaiana@winston.com; jkurtis@winston.com

To the Company:

Advantage Health System, Inc.

1545 Sumter Street, Suite 200

Columbia, SC 29201

Attn: Paul Mitchell

E-Mail: paul.mitchell@careprohh.com and

p.mitchell@southcoastpaper.com

with a copy (which shall not constitute notice) to:

McNair Law Firm, P.A.

1221 Main Street, Suite 1800

Columbia, SC 29201

Attn:   M. Craig Garner, Jr., Esq.

           Carrie L. DeVier, Esq.

Facsimile: (803) 799-9804

E-Mail: cgarner@mcnair.net; cdevier@mcnair.net

To the Seller Representative:

Paul Mitchell

1545 Sumter Street, Suite 200

Columbia, SC 29201

And also:

Paul Mitchell

P.O. Box 8053

Columbia, SC 29202

E-Mail: paul.mitchell@careprohh.com and

p.mitchell@southcoastpaper.com

with a copy (which shall not constitute notice) to:

McNair Law Firm, P.A.

1221 Main Street, Suite 1800

Columbia, SC 29201

Attn:   M. Craig Garner, Jr., Esq.

           Carrie L. DeVier, Esq.

Facsimile: (803) 799-9804

E-Mail: cgarner@mcnair.net; cdevier@mcnair.net

To the Sellers:

To the addresses set forth on Exhibit A hereto,

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing. Any notice which is delivered personally or by facsimile or other electronic transmission in the manner provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party or its agent. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the Party to which it is addressed at the close of business, local time of the recipient, on the fourth Business Day after the day it is so placed in the mail (or on the first Business Day after placed in the mail if sent by overnight courier) or, if earlier, the time of actual receipt.

Section 11.2. Schedules and Exhibits.

The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

Section 11.3. Assignment; Successors in Interest.

No assignment or transfer by any Party of such Party’s rights and obligations under this Agreement will be made except with the prior written consent of the other Parties to this Agreement; provided, however, that the Purchaser may assign any or all of its rights, obligations and interests hereunder without any such written consent to any Affiliate of the Purchaser or to any of the Purchaser’s lenders as security for any obligations arising in connection with the financing of the transactions contemplated hereby; provided, further, that Purchaser unconditionally guarantees the full and timely performance by each such assignee of all of Purchaser’s obligations hereunder to the Company, Sellers and the Seller Representative (or any combination thereof). Notwithstanding the foregoing, any of the Company and the Sellers may, without the prior written consent of and upon reasonable notice to the Purchaser, assign any or all of its rights (but not its obligations) hereunder to any other of the Company or the Sellers, or in the case of the Sellers, in the course of bona fide estate planning or estate administration. This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign.

Section 11.4. Number; Gender.

Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.

Section 11.5. Captions.

The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Schedules or Exhibits are references to Schedules and Exhibits, respectively, to this Agreement.

Section 11.6. Controlling Law; Amendment.

This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

Section 11.7. Consent to Jurisdiction, Etc.

Except as otherwise expressly provided in this Agreement, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. The Parties agree that, after a legal dispute is before a court as specified in this Section 11.7, and during the pendency of such dispute before such court, all actions, suits, or proceedings with respect to such dispute or any other dispute, including without limitation, any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Process in any such suit, action or Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Each Party hereto agrees that a final judgment in any action, suit or Proceeding described in this Section 11.7 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws.

Section 11.8. WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.9. Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

Section 11.10. Counterparts.

This Agreement may be executed in two (2) or more counterparts (delivery of which may be by facsimile or via email as a portable document format (.pdf)), each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts.

Section 11.11. Enforcement of Certain Rights.

Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

Section 11.12. Waiver.

Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by a Party of a condition to Closing will not be considered as a waiver of any rights to indemnification that may be claimed by such Party with respect to the matters relating to such waived condition. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 11.13. Integration.

This Agreement and the documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings (both written and oral) among the Parties with respect to the subject matter of this Agreement, except for that Section 8 concerning Confidentiality within the Letter of Intent, dated as of February 19, 2010, among Addus HealthCare, Inc. and the Company, and constitutes the entire agreement between the Parties. The Parties hereby agree that for purposes of this Agreement (including, but not limited to, indemnification obligations) neither Party has made to the other any representations, warranties or covenants or other disclosures other than those contained in this Agreement.

Section 11.14. Cooperation Following the Closing.

Following the Closing, each of the Parties shall deliver to the others such further information and documents and shall execute and deliver to the others such further instruments and agreements as the other Party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other Party the benefits of this Agreement.

Section 11.15. Transaction Costs.

Except as provided above or as otherwise expressly provided herein, (a) the Purchaser will pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the Company will pay the fees, costs and expenses of the Company, the Seller Representative and the Sellers incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of their financial advisors, accountants and counsel.

Section 11.16. Interpretation; Constructions.

(a) The term “Agreement” means this agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. Unless the context otherwise requires, words importing the singular shall include the plural, and vice versa. The use in this Agreement of the term “including” means “including, without limitation.” The words “herein”, “hereof’, “hereunder”, “hereby”, “hereto”, “hereinafter”, and other words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, subsections, clauses, paragraphs, schedules and exhibits mean such provisions of this Agreement and the Schedules and Exhibits attached to this Agreement, except where otherwise stated. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. The use in this Agreement of the terms “furnished,” “provided,” “delivered,” “made available” and similar terms refers, with respect to the provision of information and documents to the Purchaser, in addition to the physical delivery of such information or documents to the Purchaser, to such information and/or documents as are made available by the Company, the Seller Representative, the Sellers, or any of their respective employees, consultants, advisors or attorneys.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(c) The Company and the Sellers hereby acknowledge and agree that he, she or it has had the opportunity to consult with his, her or its own counsel with respect to the subject matter of this Agreement, has read and understands all of the provisions of this Agreement (including the Schedules and Exhibits to this Agreement) and has had the opportunity to ask questions of, and to seek additional information from, the Purchaser with respect to each of the matters set forth in this Agreement (including the Schedules and Exhibits to this Agreement).

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be duly executed, as of the date first above written.

COMPANY ADVANTAGE HEALTH SYSTEMS, INC.

By:	/s/ Paul Mitchell
Name: Title:	Paul Mitchell President

SELLER REPRESENTATIVE

/s/ Paul Mitchell
Paul Mitchell

SELLERS

/s/ Paul Mitchell
Paul Mitchell

/s/ Valerie Aiken
Valerie Aiken

/s/ Charles Aiken
Charles Aiken

/s/ Kimberly Aiken Cockerham
Kimberly Aiken Cockerham

/s/ Henry Motes
Henry Motes

Signature Page to Asset Purchase Agreement

PURCHASER ADDUS HEALTHCARE (SOUTH CAROLINA), INC.

By:	/s/ Frank Leonard
Name: Title:	Frank Leonard Secretary

Signature Page to Asset Purchase Agreement